EXHIBIT 10.7

Services Agreement between Beijing Gao Da Yang Guang Technology Ltd. and
Beijing Yuan Shan Da Chuan Business Development Ltd. – ENGLISH

Service Agreement

THIS SERVICES AGREEMENT is made and entered by and between Beijing Gao Da Yang Guang Communication Technology Ltd., a registered under the law of P.R.C with its registered address at Room 2106T2. 9 West Forth Ring Rd, HaiDian District, Beijing (hereinafter refer to as Party A) and Beijing Yuan Shan Da Chuan Business Development Ltd, a foreign-capital company registered under the law of P.R.C with its registered address at Room 335, 3F, Chengyuan Business Building, Mid-Section of Jiancaicheng Road, Xisanqi, Haidian District, Beijing(hereinafter refer to as Party B) dated as of Sep. 15, 2008 (the "Effective Date") in Beijing.

WHEREAS, Party A has certain knowledge of the markets in China and possesses various assets and licenses for information related business operations in China, and has the capacity to carry out the foresaid business;

WHEREAS, Party B possess advanced technology, talented staff and is experienced in managing the said trade, and capable of providing support and service to Party A for its business;

WHEREAS the Board of Directors of Party A has determined that it is in the best interests of Party A and its shareholders to engage Party B to provide service for its operation; and Party B's Board of Directors agrees to provide such service to Party A, and Party A will provide all its resources and assets for the exclusive use of Party B for offering services.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound, agree as follows:

Article 1 Structure of the Agreement

This Agreement consists of the main body and the annexes. The general terms and conditions are provided in the main body and the specific description and requirement of each transaction are provided in the annexes separately. The annexes are part of this Agreement and have the same effect with the main body.

Article 2 Terms and Renewal

The terms of this Agreement is 20 year as from the date of execution of the Agreement by both Parties. After the expiration date of this Agreement, this Agreement shall continue for successive additional periods of one year, provided that either Party A or Party B may terminate this Agreement on the expiration date or any Anniversary of it upon thirty (30) days prior written notice to the other party sent by certified mail to the address indicated in this Agreement. If Party A should determine to terminate the agreement at an anniversary date and enter into an agreement with another party, Party B has first right of refusal to match the other party's agreement

offer and continue to provide service to Party A. During the term of the agreement, Party A will not sell or let lapse any assets or licenses that Party B requires to continue to provide service to Party A's customers, without the prior written approval from Party B's Board of Directors.

Article 3 Service Defined

Party B will manage all aspects of Party A's assets and business for the benefit of Party A. This will include developing and managing information networks, establishing quality of service standards, negotiating contracts, acquiring customers, providing billing and collection services and whatever additional activities are required, including possible financial assistance needed for business expansion.

Article 4 Service Standard

Party B will ensure that Party A's customer receive quality service delivery that meets or exceeds industry standards in China for the services provided.

Article 5 Place of Service

China

Article 6 Payment/Taxes.

Party B is responsible to pay or reimburse Party A for any licensing fees for base stations or license renewal expenses. In addition, Party B will pay 1% of its net revenue generated from the use of party A's assets and resources. The payments will be calculated at the end of each quarter and shall be transferred by Party B to Party A within 30 days after the quarter ends.

The taxes relating to the payment should be born in accordance with the relevant laws and regulations of P.R.C.

Article 7 Assignment

Neither Party may assign or transfer this Agreement, in whole or in part without prior written consent from the other Party.

Article 8 Intellectual Property Right

For any new technology or other kind of intellectual property right arising from performing this Agreement by Party B, the new technology or intellectual property right shall be owned by Party B, provided that Party A may use such new technology or intellectual property right free of charge for the customers serviced by Company B on its behalf during and within the terms of this Agreement.

Article 9 Validity

In the event of any term or provision of this Agreement should be held by a court or other tribunal to be invalid, void or unenforceable, then that term or provision shall be inoperative and void insofar as it is in conflict with law, but the remaining terms and

provisions of this Agreement shall nevertheless continue in full force and effect and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular term or provision held to be invalid, void or unenforceable.

Article 10 Governing Law

This Agreement and the rights and obligations of the Parties Shall be governed and interpreted in accordance with the laws of the PRC.

Article 11 Waiver

Failure or delay on the part of Party A or Party B to exercise any right, power or privilege under this Agreement shall not operate as a waiver of any right, power or privilege of this Agreement.

Article 12 Dispute Settlement

In the event that any dispute arises in the performance or interpretation of this agreement by the two parties, the dispute shall be resolved through friendly negotiation. If the dispute could not be settled within 30 days from being put forward by one party, either party may apply to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration according to rule of the CIETAC. The arbitration shall be made in Beijing and the language shall be in Chinese. The arbitration award shall be final and binding on the parties.

Article 13 Miscellaneous

This Agreement is executed in English version with each party holding one copy.

Party A Signature ______________ 13/10/2008

Jun Cai Jia, President — Date

Party B Signature ______________ 10/13/08

Yantong Wang, General Manager — Date

Attachments:

1. Copies of business license, and wireless license in Beijing, Hangzhou and Shanghai of Party A
2. A copy of business license of Party B